SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                                 (Amendment No.)


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[ ]   Soliciting Material Pursuant to Section.240-14a-12



                            FRANKLIN UNIVERSAL TRUST
                (Name of Registrant as Specified in its Charter)

                            FRANKLIN UNIVERSAL TRUST
                   (Name of Person(s) Filing Proxy Statement)


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[GRAPHIC OMITTED][GRAPHIC OMITTED]


                DISSIDENT SHAREHOLDERS LAUNCH PROXY CONTEST TO
           UNSEAT FRANKLIN UNIVERSAL TRUST CURRENT BOARD OF TRUSTEES

February 4, 2008

Dear Shareholder:

      A group of dissident shareholders called Bulldog Investors has filed a proxy statement to elect their own nominees to the Board of Franklin Universal Trust at the Fund's annual shareholder meeting on March 14, 2008. In a letter to your current Board dated November 16, 2007, Bulldog Investors said that it wanted to "permanently eliminate the Trust's persistent double-digit discount to net asset value ("NAV") through open-ending, liquidation or conducting a self-tender offer for 100% of the Trust's shares at NAV."

      IF THE DISSIDENT NOMINEES ARE ELECTED, WE STRONGLY BELIEVE THAT YOUR FUND WOULD NOT CONTINUE TO OPERATE AS A CLOSED-END FUND - IT MAY BE LIQUIDATED OR OPEN-ENDED.

      Your Board wants to keep the Fund as a closed-end fund because they believe that the Fund's current structure provides you with real benefits, including:

o The Fund has had competitive market price performance, with a total return of 6.38% (based on change in market price) for the year ended December 31, 2007, and the top ranking in its Lipper Category for the 1-year and 3-year periods ended December 31, 2007 (based on change in net asset value; source: Lipper).

o The Fund's discount is cyclical, not permanent - for more than 2 years between 2001 and 2003, it traded at a premium.

o The Fund's Board has already taken affirmative steps to help reduce the discount, including extending the Fund's open-market share repurchase program.

o The Fund's combination of investments in utility stocks and high yield bonds is unique in the marketplace - there is no other closed-end or open-end fund quite like it.

o The Fund can use leverage in the form of debt securities to help increase returns; open-end funds cannot.

o The Fund is almost always fully invested because it does not have to meet redemptions; if the Fund were to open-end, it would rarely be fully invested because it would need to keep cash on hand to pay for redemptions.

o The Fund trades throughout the day on the New York Stock Exchange; mutual funds are only priced once a day.

      Your current Trustees have significant experience overseeing investment vehicles. As described in the proxy statement, many of the Fund's nominees have been Trustees since the Fund was launched in 1988, and are also on the Boards of other open-end and closed-end funds managed by Franklin Templeton Investments. They have had experience as senior officers and directors of major business corporations, and some have also held senior positions in state and federal government.

      The dissident nominees all sit on the Board of Directors of the Mexico Equity and Income Fund, Inc. (NYSE: MXE), a publicly traded closed-end fund. As of December 31, 2007, MXE was trading at a discount of 14.30%, so the dissident nominees do not appear to have had any more success preventing "persistent double-digit discounts" in MXE than have the current Trustees of the Fund. This is not surprising, given that discounts tend to be cyclical and driven by market forces beyond the control of any single closed-end fund.

      FOR THESE REASONS, WE ARE ASKING YOU TO VOTE FOR YOUR FUND'S CURRENT TRUSTEES, AND AGAINST THE SHAREHOLDER PROPOSAL IN PROPOSAL 2 TO MERGE THE FUND INTO FRANKLIN INCOME FUND, AN OPEN-END FUND.

      REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE FOR YOUR BOARD'S NOMINEES AND AGAINST THE DISSIDENT NOMINEES. Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope. Please discard any GREEN proxy card you receive.


      If you have any questions, please call the Fund's proxy solicitor, The Altman Group, at 1-800-336-5159.

                                  Sincerely,


                                  Charles B. Johnson
                                  TRUSTEE AND CHAIRMAN OF THE BOARD,
                                  FRANKLIN UNIVERSAL TRUST


                            YOUR VOTE IS IMPORTANT.

             PLEASE SIGN AND RETURN MANAGEMENT'S PROXY CARD TODAY!



o If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy voting form.

o Please do not send back any GREEN you receive, even to vote against the dissent nominees. Doing so will cancel any prior vote you cast for your current Board and against the shareholder proposal (Proposal 2). Please return only the WHITE proxy card.

o If you have already returned the dissident shareholders' GREEN proxy card, you can still support your Board by returning the enclosed WHITE proxy card. Only your latest dated proxy card will count.